Filed Pursuant to Rule 424(b)(3)
Registration No. 333-133652

HEALTHCARE TRUST OF AMERICA, INC.

SUPPLEMENT NO. 11 DATED SEPTEMBER 21, 2009
TO THE PROSPECTUS DATED DECEMBER 3, 2008

This document supplements, and should be read in conjunction with, our prospectus dated December 3, 2008, as supplemented by Supplement No. 4 dated April 21, 2009, Supplement No. 5 dated May 27, 2009, Supplement No. 6 dated July 10, 2009, Supplement No. 7 dated July 17, 2009, Supplement No. 8 dated August 5, 2009, Supplement No. 9 dated August 19, 2009 and Supplement No. 10 dated August 24, 2009, relating to our offering of 221,052,632 shares of our common stock. The purpose of this Supplement No. 11 is to disclose:

•	the status of our initial public offering; and

•	the extension of our initial public offering.

Status of our Initial Public Offering

As of September 18, 2009, we had received and accepted subscriptions in our offering for 126,493,465 shares of our common stock, or approximately $1,263,700,000, excluding shares issued under our distribution reinvestment plan. As of September 18, 2009, approximately 73,500,000 shares remained available for sale to the public under our initial public offering, excluding shares available under our distribution reinvestment plan.

Extension of our Initial Public Offering Pursuant to Rule 415

Our initial public offering was scheduled to expire on the earlier of September 20, 2009, or the date on which the maximum offering had been sold. On April 6, 2009, we filed a registration statement on Form S-11 (File No. 333-158418) with the Securities and Exchange Commission, or the SEC, for a proposed follow-on offering, which has not yet been declared effective by the SEC. Pursuant to SEC Rule 415 under the Securities Act of 1933, as amended, or Rule 415, we are permitted to extend this offering until the earlier of the date on which the registration statement for the proposed follow-on offering is declared effective by the SEC, or March 19, 2010, which is 180 days following the third anniversary of the effective date of the registration statement pursuant to which this offering is being conducted. As previously disclosed, to help ensure that there would be no gap between this offering and the proposed follow-on offering, we determined we would extend the term of our initial public offering beyond September 20, 2009, as permitted by Rule 415. Accordingly, this offering has been extended until the earlier of March 19, 2010, the date on which the registration statement for our proposed follow-on offering is declared effective by the SEC or the date on which the maximum offering has been sold.